BF Borgers CPA PC
Certified Public Accountants

5400 W Cedar Ave
Lakewood, CO 80226
Telephone: 303.953.1454
Fax: 303.945.7991

May 22, 2023

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re: Nordicus Partners Corporation

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated May 22, 2023, of Nordicus Partners Corporation (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

B F Borgers CPA PC

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO